Exhibit 99.1

FOR IMMEDIATE RELEASE
CONTACT:          Jody Janson, Investor Relations
Game Trading Technologies, Inc.
Tel: (877) 631-GAME (4263)
Email: jody@gtti.com

Game Trading Technologies Appoints
Rick Leimbach as Chief Financial Officer

HUNT VALLEY, MD., September 29, 2010 -- Game Trading Technologies, Inc. (“GTTI” or the “Company”, OTCBB: GMTD), a leading provider of comprehensive trading solutions for video game retailers, publishers, rental companies and consumers, has appointed Rick Leimbach as Chief Financial Officer effective September 27, 2010.

“Rick brings to GTTI many years of experience in public company finance and compliance with public companies and will be a vital asset as we pursue the high goals we’ve established for GTTI,” said Todd Hays, CEO of GTTI.  “Rick will oversee and work to enhance our internal financial processes and systems, as well as provide corporate representation to the investment community.  As a key executive, he will be responsible for developing a strategic planning process designed to strengthen GTTI’s position in the fast-growing, pre-owned video game industry.”

Mr. Leimbach previously served for more than six years in the finance division at Telkonet, Inc., a publicly-traded clean technology and smart-grid networking company, initially as Vice President of Finance and since 2007 as Chief Financial Officer.  Prior to Telkonet, he was the Controller of UltraBridge an applications solution provider, where he was tasked with building up its financial processes from the startup phase.  Before UltraBridge, Rick held the position of Corporate Accounting Manager at Snyder Communications, Inc., a global marketing company, where he was involved in consolidating the company’s extensive operations and working with the SEC.  Mr. Leimbach has also held various positions at public accounting firms, including The Reznick Group and Wolpoff & Co., and he holds a degree in accounting from Towson University in Maryland.

“Given the tremendous progress GTTI has made over the last several quarters, the Company is at a pivotal period in its development,” said Leimbach.  “I’m proud to join the GTTI team and look forward to helping to the Company strengthen its position in the pre-owned video game industry.”

About Game Trading Technologies, Inc.

Founded in 2003 and headquartered in Hunt Valley, MD, Game Trading Technologies, Inc. is a leading video game trading services provider focused on valuation, procurement, refurbishment, and redistribution of pre-owned video games.  Game Trading Technologies, Inc. currently offers unique services, supported by innovative technologies to an array of national firms, allowing them to better serve customers who want to trade their games for store credit or purchase pre-owned games.  The foundation of most of these relationships is Game Trading Technologies, Inc.'s proprietary game trading database, which updates values on more than 10,000 video games and consoles on a daily basis according to market conditions.  Game Trading Technologies, Inc. shares are traded on the OTCBB under the symbol 'GMTD'.  Additional information is available on the Company's website at www.gtti.com or by calling (877) 631-GAME (4263).

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